Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 20,000,000 Shares of Common Stock

of

FORD MOTOR COMPANY

at

$8.50 Net Per Share

by

TRACINDA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 9, 2008, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 12 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Any stockholder desiring to tender all or any portion of that stockholder’s shares should either (1) complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions to the letter of transmittal, have that stockholder’s signature thereon guaranteed if instruction 1 to the letter of transmittal so requires, mail or deliver the letter of transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to the depositary and either deliver the certificates for those shares to the depositary along with the letter of transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” or (2) request that stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that stockholder. A stockholder having shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that stockholder desires to tender those shares.

If a stockholder desires to tender shares and that stockholder’s certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the expiration date (as defined herein), that stockholder’s tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to D. F. King & Co., Inc., the information agent, at the address and telephone number on the back cover of this Offer to Purchase.

The information agent for this offer is:

D. F. King & Co., Inc.

May 9, 2008

i

SUMMARY TERM SHEET

Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian, is offering to purchase up to a total of 20,000,000 shares of common stock, par value $0.01 per share, of Ford Motor Company for $8.50 net per share in cash. Our offer is subject to the terms and conditions set forth in this offering document and in the related letter of transmittal. Tracinda Corporation is referred to as “Tracinda,” “we,” “our” or “us.” We refer to the shares of common stock of Ford Motor Company as “shares.” The following summary highlights selected information from this offering document. We urge you to read the remainder of this offering document and the accompanying letter of transmittal carefully, because the information in the summary is not complete and the remainder of this offering document and the letter of transmittal contain additional important information.

Who is offering to buy my shares?

Our name is Tracinda Corporation. Tracinda Corporation is a privately held Nevada corporation whose principal business is buying, selling and holding selected equity securities. Kirk Kerkorian is the sole stockholder of Tracinda Corporation and has served as its Chief Executive Officer, President and sole director for more than the past five years. See Section 9 of this Offer to Purchase, “Information Concerning the Purchaser and Its Affiliates.”

We presently own 100 million shares, which represents approximately 4.6% of the outstanding shares. If we purchase 20 million shares in our offer, our ownership will increase to approximately 5.5% of the outstanding shares.

How many shares are you seeking in the offer?

We are offering to purchase up to 20,000,000 shares. See “Introduction” and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What happens if stockholders tender more shares than you are willing to buy?

If stockholders tender more than the number of shares that we are willing to buy, we will purchase shares on a pro-rata basis. This means that we will purchase from you a number of shares calculated by multiplying the number of shares you properly tendered by a proration factor. The proration factor will equal 20,000,000 divided by the total number of shares properly tendered. For example, if a total of 40,000,000 shares are tendered, we will purchase 50% of the number of shares that you tender. We will make adjustments to avoid purchases of fractional shares. For information about the terms of our offer, see Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

If you prorate, when will I know how many shares will actually be purchased?

If proration of tendered shares is required, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange trading days after the expiration date. This is because we will not know the precise number of shares properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain this preliminary information from the information agent at its telephone number set forth on the back cover of this offering document.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay you $8.50 net per share in cash. Any payment is subject to applicable withholding of United States federal, state and local taxes. If you are the record owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See “Introduction” and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

Do you have the financial resources to make payment?

Tracinda Corporation intends to use its existing credit facility to fund its acquisition of up to 20,000,000 shares. See Section 10 of this Offer to Purchase, “Source and Amount of Funds.”

What is Tracinda’s financial condition?

As of April 30, 2008, Tracinda had total assets of $9.3 billion and stockholder’s equity of $9.1 billion. See Section 9 of this Offer to Purchase, “Information Concerning the Purchaser and its Affiliates—Financial Condition.”

Why are you making the offer?

We are making our offer because we believe that the current management and leadership at Ford Motor Company and the pending execution of management’s turnaround strategy make Ford Motor Company an attractive investment. See Section 11 of this Offer to Purchase, “Background and Purpose of the Offer; Plans for Ford.”

How long do I have to decide whether to tender in the offer?

You will have at least until 5:00 p.m., New York City time, on Monday, June 9, 2008, to decide whether to tender your shares in our offer. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is discussed in Sections 1 and 2 of this Offer to Purchase, “Terms of the Offer; Proration” and “Procedure for Tendering Shares—Guaranteed Delivery.”

Can the offer be extended and under what circumstances?

We may elect to extend our offer from time to time, at our discretion, for any reason. We will also extend our offer if the rules of the Securities and Exchange Commission require us to do so. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

How will I be notified if the offer is extended?

If we extend our offer, we will make a public announcement of the extension. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What are the most important conditions to the offer?

We are not obligated to buy any shares in our offer if various events occur, including:

•	any change or prospective change in the affairs of Ford Motor Company that, in our reasonable judgment, has a materially adverse effect on Ford Motor Company or us;

•	the existence of pending or threatened litigation that adversely affects our offer or seeks to limit our ability to exercise ownership rights with respect to the shares;

•	the existence of any law limiting our ability to consummate the offer;

•	a general suspension of trading on any national securities exchange in the United States;

•	any event that, in our reasonable judgment, would adversely affect the extension of credit by banks or other financial institutions;

•	a 10% change in United States currency exchange rates;

•	a 10% or more decrease, measured from the close of trading on May 8, 2008, in the market price for the shares or in the general level of market prices for equity securities in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; or

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated prior to the expiration of the offer.

Our offer is also subject to a number of other conditions. See Section 12 of this Offer to Purchase, “Conditions to the Offer.”

How do I tender my shares?

To tender shares, you must deliver various documents to Mellon Investor Services LLC, the depositary for our offer, prior to the expiration of our offer. These documents include the certificates representing your shares and a completed letter of transmittal. If your shares are held through a bank, broker, dealer, trust company or other nominee, the shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the depositary by the expiration of our offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three New York Stock Exchange trading days. The depositary must receive the missing items within that period for the tender to be valid. See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered shares?

You can withdraw shares at any time prior to the expiration date of our offer. See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

If I decide not to tender, how will the offer affect me?

If you decide not to tender your shares, you will still own the same amount of shares, and Ford Motor Company will still be a public company listed on the New York Stock Exchange. See Section 7 of this Offer to Purchase, “Effect of the Offer on the Market for the Shares.”

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with our offer.

What does the Board of Directors of Ford Motor Company think of the offer?

The Board of Directors of Ford Motor Company is required by law to communicate its views regarding the tender offer to Ford Motor Company stockholders on or prior to May 23, 2008.

What is the market value of my shares as of a recent date?

On April 25, 2008, the last trading day before we announced our intention to make our offer, the last sale price of the shares reported by the New York Stock Exchange was $7.50 per share. On May 8, 2008, the last trading day before we commenced our offer, the last sale price of the shares was $8.20 per share. We advise you to obtain a recent price quotation for shares in deciding whether to tender your shares. See Section 6 of this Offer to Purchase, “Price Range of the Shares; Dividends.”

What are the U.S. federal income tax consequences of tendering shares in the offer?

Your receipt of cash for shares properly tendered in our offer will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in our offer and your adjusted tax basis in the shares that you surrender in our offer. That gain or loss will be a capital gain or loss if the shares are capital assets in your hands and if you meet certain additional requirements. Any capital gain or loss will be long-term capital gain or loss if you have held the shares for more than one year at the time our offer is completed. The tax consequences of the Offer to you may vary depending on your particular circumstances. For a summary of the federal income tax consequences of our offer, see Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences.” We recommend that you consult with your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Who can I talk to if I have questions about the offer?

You may call D. F. King & Co., Inc., which is acting as the information agent for our offer. Banks and brokers may call collect at (212) 269-5550. All others may call toll free at (800) 859-8511. See the back cover of this offering document.

To the Holders of Common Stock of Ford Motor Company:

INTRODUCTION

Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian (“Purchaser,” and also referred to in this Offer to Purchase as “Tracinda,” “we,” “our” or “us”), hereby offers to purchase in the aggregate up to 20,000,000 of the outstanding shares of common stock, par value $0.01 per share (the “shares”), of Ford Motor Company, a Delaware corporation (“Ford” or the “Company”), at a purchase price of $8.50 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest thereon, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). In this Offer to Purchase, references to sections are to sections hereof unless otherwise indicated.

Tendering stockholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of Mellon Investor Services LLC, which is acting as the depositary for the Offer, and D. F. King & Co., Inc., which is acting as the information agent for the Offer, that are attributable to the Offer. See Section 14 of this Offer to Purchase, “Fees and Expenses.”

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 12 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”

The Offer has not been reviewed by the Board of Directors or management of Ford. The Ford Board of Directors is required by law to communicate its views regarding the Offer to the Ford stockholders on or prior to May 23, 2008.

According to Ford’s Quarterly Report on Form 10-Q filed on May 7, 2008, there were 2,171,147,986 shares outstanding as of May 1, 2008.

Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences,” describes various United States federal income tax consequences of a sale of shares under the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE TENDER OFFER

SECTION 1.    TERMS OF THE OFFER; PRORATION

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 20,000,000 shares in the aggregate that are validly tendered prior to the expiration date (as hereinafter defined) and not withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” at a price of $8.50 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes). The term “expiration date” means 5:00 p.m., New York City time, on Monday, June 9, 2008, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “expiration date” will mean the latest time and date on which the Offer, as so extended by us, will expire. For purposes of this Offer, the term “business day” means any day other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If more than 20,000,000 shares are validly tendered prior to the expiration date, and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 20,000,000 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the expiration date and not withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange (the “NYSE”) trading days after the expiration date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain such preliminary information from the information agent at its telephone number on the back cover of this Offer to Purchase. All shares not accepted for payment due to an oversubscription will be returned to the stockholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedure described in Section 4 of this Offer to Purchase, “Acceptance for Payment and Payment.”

We reserve the right to increase or decrease the number of shares we are seeking in the Offer, subject to applicable laws and regulations as described below.

Subject to the terms of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), we reserve the right, but will not be obligated, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 12 of this Offer to Purchase, “Conditions to the Offer,” shall have occurred, to:

•

extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary; and

•	amend the Offer in any other respect by giving oral or written notice of that amendment to the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

There can be no assurance that we will exercise our right to extend the Offer.

If by 5:00 p.m., New York City time, on Monday, June 9, 2008 (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any shares and return all tendered shares to tendering stockholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not theretofore withdrawn; (iii) to extend the Offer and, subject to the right of stockholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the Offer is extended; or (iv) to amend the Offer. There will not be any subsequent offering period.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we extend the Offer, we are delayed in accepting for payment or paying for shares, or we are unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may, on our behalf, retain all shares tendered. Such tendered shares may not be withdrawn except as provided in Section 3 of this Offer to Purchase, “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for shares is subject to applicable law, which requires that we pay the consideration offered or return the shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

If we decide, in our sole discretion, to increase or decrease the consideration offered in the Offer or to change the number of shares we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of shares we are seeking under the Offer by not more than two percent of the outstanding shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

We will promptly furnish, at our expense, this Offer to Purchase, the related letter of transmittal and other relevant materials to those record holders of shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

SECTION 2.    PROCEDURE FOR TENDERING SHARES

Valid Tender. For a stockholder to validly tender shares under the Offer (i) the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the expiration date of the Offer:

•

a letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the expiration date of the Offer, comply with the guaranteed delivery procedures we describe below.

The valid tender of shares by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Book-Entry Transfer. For purposes of the Offer, the depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the depositary’s account at the book-entry transfer facility, the letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees. No signature guarantee will be required on a letter of transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs that letter of transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on that letter of transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion

Program, or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See instructions 1 and 5 to the letter of transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the expiration date of the Offer; and

•

the depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either: (i) the certificates representing the shares being tendered together with (1) a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “—Book-Entry Transfer” within the same three-trading day period (1) either a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer, and (3) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A notice of guaranteed delivery must be delivered to the depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the depositary.

Other Requirements. Notwithstanding any other provision hereof, payment for shares accepted for payment under the Offer will in all cases be made only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•

a letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a letter of transmittal; and

•	any other documents the letter of transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Appointment. By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent’s message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities attributable thereto that you may have in respect of any annual, special or adjourned meeting of Ford’s stockholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper.

Tendering Stockholder’s Representation and Warranty; Tracinda’s Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a stockholder that holds shares:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is a corporation or other exempt payee and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding with respect to cash payable under the Offer, a stockholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to or is exempt from backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal. Noncorporate foreign stockholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See instruction 9 to the letter of transmittal. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service. You should consult your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Lost, Destroyed or Stolen Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify Ford’s transfer agent, Computershare Trust Company, N.A., at the toll-free number (800) 279-1237. The transfer agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

SECTION 3.    WITHDRAWAL RIGHTS

Except as this Section 3 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the expiration date and you may also withdraw your previously tendered shares at any time after July 8, 2008, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.    ACCEPTANCE FOR PAYMENT AND PAYMENT

On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” up to a maximum of 20,000,000 shares. We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Sections 1 and 12 of this Offer to Purchase, “Terms of the Offer; Proration” and “Conditions to the Offer.” We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will accept for payment and pay for shares accepted under the Offer only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•	a letter of transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the letter of transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations respecting shares are actually received by the depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. On the terms of and subject to the conditions to the Offer, we will pay for shares we have accepted for payment under the Offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES. If we are delayed in our acceptance for payment of, or payment for, shares or we are unable to accept for payment, or pay for, shares under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered shares on our behalf and those shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 of this Offer to Purchase, “Withdrawal Rights.”

If we do not purchase any tendered shares under the Offer for any reason, then, promptly following the expiration or termination of the Offer and at no expense to tendering stockholders:

•	the depositary will return certificates it has received respecting tendered shares to the person who delivered those certificates to the depositary; and

•

in the case of tendered shares delivered by book-entry transfer into the depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” those shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 5.    U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is a description of material United States federal income tax consequences relating to the participation by a Ford stockholder in the Offer. If you are considering participating in the Offer, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as the application of any state, local or foreign tax laws, to your particular situation.

Taxable Transaction. Your receipt of cash for shares in our transaction will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the shares for which you received that cash. Gain or loss will be calculated separately for each block of shares tendered and purchased under the Offer.

If you hold shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year. If you are an individual, long-term capital gains will be subject to a maximum federal income tax rate of 15% (0% for individuals in the 10% or 15% tax bracket). Under present law, the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor in this regard.

The foregoing discussion may not be applicable with respect to (1) shares received on the exercise of employee stock options or otherwise as compensation or (2) holders of shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans and financial institutions. In addition, the foregoing discussion may not apply to a holder of shares in light of such holder’s individual circumstances, such as holding shares as a dealer in securities or foreign currency or as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this discussion on present law, which is subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. This discussion does not address the effect of any applicable state, local or foreign tax laws.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE OF THIS OFFER TO PURCHASE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Backup Withholding. In general, some stockholders may be subject to backup withholding at a 28% rate on cash payments they receive under the Offer unless certain information is provided to the depositary or an exemption applies. See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

SECTION 6.    PRICE RANGE OF THE SHARES; DIVIDENDS

According to its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Ford lists its common stock on the NYSE under the trading symbol “F” and on certain stock exchanges in Belgium, France, Switzerland and the United Kingdom. The following table sets forth the high and low sale prices of the shares as reported on the NYSE, based on published financial sources and the quarterly dividends declared with respect to the shares for the last two years.

	High	Low	Dividend (1)
Fiscal year ended December 31, 2006
First Quarter	$8.96	$7.39	$0.10
Second Quarter	8.05	6.17	0.10
Third Quarter	9.48	6.06	0.05
Fourth Quarter	9.19	6.85	—
Fiscal year ended December 31, 2007
First Quarter	8.97	7.43	—
Second Quarter	9.70	7.67	—
Third Quarter	9.64	7.49	—
Fourth Quarter	9.24	6.65	—
Fiscal year ending December 31, 2008
First Quarter	6.94	4.95	—
Second Quarter through May 8, 2008	8.79	5.77	—

(1)	Based on Ford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Ford entered into a secured credit facility on December 15, 2006 which contains a covenant prohibiting Ford from paying any dividends (other than dividends payable solely in stock) on Ford’s common and class B stock, subject to certain limited exceptions.

On April 25, 2008, which was the last full trading day before our intention to make the Offer was announced, the last reported sales price of the shares reported by the NYSE was $7.50 per share. On May 8, 2008, which was the last full trading day before commencement of the Offer, the last reported sales price of the shares reported by the NYSE was $8.20 per share. We urge stockholders to obtain a current market price for the shares.

SECTION 7.    EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

If we purchase the maximum number of shares in the Offer, following consummation of the Offer we will own approximately 5.5% of the outstanding shares. However, although our purchase of shares under the Offer may reduce the total number of stockholders, we do not believe our purchase will have a material adverse effect on the liquidity or value of the shares.

SECTION 8.    INFORMATION CONCERNING FORD MOTOR COMPANY

General. Ford is a Delaware corporation. Its executive offices are located at One American Road, Dearborn, Michigan 48126, and its telephone number at that address is (313) 322-3000.

Available Information. Ford is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Ford must disclose in its proxy statements distributed to Ford’s stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with Ford. That information is available for inspection at the public reference facilities of the SEC at Station Place, 100 F Street

N.E., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at Station Place, 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

Except as otherwise stated herein, the information concerning Ford contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by Ford to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

SECTION 9.    INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES

General. Tracinda is a privately held Nevada corporation wholly owned by Mr. Kerkorian. Tracinda’s principal business is buying, selling and holding selected equity securities.

Mr. Kerkorian has served as Chief Executive Officer, President and sole director and stockholder of Tracinda for more than the past five years. Mr. Kerkorian currently beneficially owns, through Tracinda, 100 million shares or approximately 4.6% of the outstanding shares, which, as a result of holders of shares of Class B stock of Ford having 40% of the general voting power, represent approximately 2.8% of the general voting power.

In addition, Mr. Kerkorian serves on the board of directors of MGM MIRAGE, a Delaware corporation, which is principally engaged in the lodging and gaming business. Mr. Kerkorian currently beneficially owns, through Tracinda, 148,837,330 shares of common stock of MGM MIRAGE or approximately 53.4% of such outstanding common stock. Stockholders can find additional information about MGM MIRAGE, which is subject to the informational requirements of the Exchange Act, at http://www.mgmmirage.com and http://www.sec.gov. Mr. Kerkorian also currently beneficially owns, through Tracinda, 36,128,000 shares of common stock of Delta Petroleum Corporation, a Delaware corporation, or approximately 35.3% of such outstanding common stock. Delta Petroleum Corporation is an independent energy company engaged in the exploration for, and the acquisition, development, and production of, natural gas and crude oil. Stockholders can find additional information about Delta Petroleum Corporation, which is subject to the informational requirements of the Exchange Act, at http://www.deltapetro.com and http://www.sec.gov.

Tracinda’s other executive officer is Anthony L. Mandekic, who serves as Secretary and Treasurer. Mr. Mandekic’s principal occupation or employment is, and has been for more than five years, serving as Secretary and Treasurer of Tracinda. In addition, Mr. Mandekic serves on the board of directors of MGM MIRAGE, including as the chair of its compensation committee.

During the last five years, none of Tracinda, Mr. Kerkorian or Mr. Mandekic (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Mr. Kerkorian and Mr. Mandekic are both United States citizens.

The principal office of Tracinda, Mr. Kerkorian and Mr. Mandekic is located at 150 South Rodeo Drive, Suite 250, Beverly Hills, California, 90212, (310) 271-0638. As a result of his ownership of Tracinda, Mr. Kerkorian beneficially owns the 100 million shares held by Tracinda. Mr. Kerkorian has not engaged in any transaction in shares in the last 60 days other than through Tracinda. Mr. Mandekic does not beneficially own any shares and has not engaged in any transaction in shares during the last 60 days.

The number of shares beneficially owned by Tracinda and the percentage of outstanding shares represented thereby have been computed in accordance with Rule 13d-3 under the Exchange Act.

Purchases of Shares. Tracinda currently owns an aggregate of 100 million shares. Tracinda acquired such shares in April 2008. Tracinda’s purchase prices for such shares ranged from $6.07 to $7.58 per share. The average price per share paid by Tracinda for shares currently owned was approximately $6.91. The table included in Appendix A sets forth transactions in shares by Tracinda during the past 60 days. All such transactions were effected in the open market.

Financial Condition. Tracinda does not maintain, and accordingly does not have available, audited financial statements prepared according to generally accepted accounting principles. From time to time, Tracinda submits financial information to banks and governmental authorities, including gaming regulators, which reflect Tracinda’s investment securities at their then current market value. Based on such methodology, as of April 30, 2008, Tracinda had total assets of $9.3 billion and stockholder’s equity of $9.1 billion.

SECTION 10.    SOURCE AND AMOUNT OF FUNDS

If we purchase 20,000,000 shares pursuant to the Offer at $8.50 per share, our aggregate cost will be $170 million, not including fees and expenses which are estimated to be approximately $3.5 million. See Introduction and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.” The Offer is not conditioned on any financing arrangements.

Tracinda will fund its purchase of the 20,000,000 shares sought in the Offer from approximately $170 million in bank financing. There are no alternative financing arrangements.

On April 15, 2008, Tracinda entered into a credit agreement for a revolving credit facility with Bank of America, N.A., as agent, and Bank of America Securities LLC as the sole lead arranger and sole and exclusive book manager. In connection therewith, Tracinda also entered into a pledge agreement and a custody agreement with Bank of America, N.A. for the pledge of collateral for borrowings under the credit facility. The revolving credit facility will permit borrowings of up to $500 million at an interest rate of, at Tracinda’s option, either 0.25% above the prime rate announced from time to time by Bank of America, N.A. or 1.50% above LIBOR, which borrowings will mature on April 15, 2011. All 100 million shares of Ford beneficially owned by Tracinda have been pledged under the pledge agreement as sole collateral for borrowings under the credit facility. In addition, any shares purchased by Tracinda in the Offer will be pledged as further collateral. Furthermore, after April 15, 2009, if the amount of the outstanding borrowings under the credit facility exceeds a determined percentage of the market value of all collateral pledged under the pledge agreement, Tracinda will be required to prepay such excess amount or pledge additional collateral. In addition, prior to borrowing an aggregate amount equal to or in excess of $300 million, Tracinda will be required to pledge collateral whose predetermined percentage of market value is not less than the aggregate amount to be borrowed. The credit agreement, the pledge agreement, and the custody agreement contain customary representations, warranties, covenants and conditions.

As of May 5, 2008, the aggregate amount outstanding under the credit facility was approximately $230 million. Other than as set forth in the credit agreement, Tracinda does not have any plans or arrangements to refinance or repay any borrowings under the credit facility. The Offer is not contingent on having sufficient amount available for borrowing under the credit facility or on any other financing.

SECTION 11.    BACKGROUND AND PURPOSE OF THE OFFER; PLANS FOR FORD

Background. After media reports that Ford had hired advisors to explore strategic alternatives for its Jaguar and Land Rover operations, Jerome York, a consultant to Tracinda, sent a letter to Ford on June 25, 2007, regarding Tracinda’s interest in acquiring Jaguar and Land Rover. In early July, Mr. York met with Ford representatives and discussed the proposed structure of any sale of Jaguar and Land Rover as well as information that would be made available to potential purchasers. During this period, representatives of Tracinda and Ford negotiated the terms of a confidentiality agreement, which was executed on July 6, 2007. Mr. York and other Tracinda consultants had discussions and meetings with representatives of Ford in mid-July 2007, to conduct due diligence. On July 19, 2007, Mr. York submitted to Ford Tracinda’s bid for Jaguar and Land Rover.

Approximately one week later, Mr. York was contacted by a representative of Ford, who informed Mr. York that Tracinda would not be included in the second round of bidders.

On Friday, April 4, 2008, Mr. York met with Alan Mulally, President and Chief Executive Officer of Ford, and Donat Leclair, Executive Vice President and Chief Financial Officer of Ford, in Mr. Mulally’s office in Dearborn, Michigan. They discussed various topics, including the automobile industry and the credit crisis. No material non-public information regarding Ford was provided to Mr. York. During the meeting, Mr. York informed Mr. Mulally and Mr. Leclair that Tracinda had an interest in investing in Ford.

On April 26-27, 2008, Mr. York had various communications with Mr. Leclair, in which Mr. York requested a meeting with Mr. Mulally or Mr. Leclair on Sunday, April 27, or Monday, April 28. After having been informed that neither Mr. Mulally nor Mr. Leclair would be available to meet, Mr. York informed Mr. Leclair on Sunday evening that Tracinda had purchased 100 million shares of Ford common stock and planned to issue a press release on April 28, 2008, announcing its intention to commence a tender offer for an additional 20 million shares. During that Sunday evening call, Mr. York read the portion of Tracinda’s press release dealing with Tracinda’s assessment of Ford to Mr. Leclair.

On Friday, May 2, 2008, Mr. York contacted Mr. Leclair, via telephone and e-mail, to apologize for off-the-cuff remarks about Volvo and Mercury made by him during an interview with “Automotive News” regarding General Motors. Mr. York reiterated his and Tracinda’s belief in Ford management and admiration for their accomplishments.

On Tuesday, May 6, 2008, Terry Christensen, a representative of Tracinda, received a telephone call from William C. Ford, Jr., Executive Chairman of the Board of Directors of Ford, in which a possible future meeting of representatives of Ford and Tracinda was discussed.

On Thursday, May 8, 2008, representatives of Tracinda informed representatives of Ford that Tracinda planned to commence the Offer on Friday, May 9, 2008.

Purpose. We are making the Offer because we believe Ford is an attractive investment. We do not have a present intent to acquire or influence control over the business of Ford. Depending on our continuing evaluation of the business and prospects for Ford and other factors, including business and market conditions, we may, from time to time, propose business strategies and, subsequent to the expiration of the Offer, acquire additional shares. We have explored the possible infusion of additional capital into Ford in order to give it more flexibility in implementing its turnaround process. However, Tracinda does not have any current plans, proposals or negotiations that relate to or would result in: (1) any extraordinary transaction, such as a merger, reorganization or liquidation involving Ford or any of its subsidiaries; (2) any purchase, sale or transfer of a material amount of assets of Ford or any of its subsidiaries; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Ford; (4) any change in the present board of directors or management of Ford including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (5) any other material change in Ford’s corporate structure or business; (6) any class of equity securities of Ford to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; or (7) any class of equity securities of Ford becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

SECTION 12.    CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (which relates to our obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, shares tendered, and we may amend the Offer or terminate the Offer and not accept for payment any tendered shares if at any time prior to the expiration of the Offer any of the following events shall occur:

(a) there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect, the extension of credit by banks or other financial institutions, (iii) a 10% change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States, (v) a 10% decrease, measured from the close of trading on May 8, 2008 (the last trading day prior to the commencement of the Offer), in the market price for the shares or in the general level of market prices for equity securities in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

(b) any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of Ford or any of its subsidiaries or affiliates that, in our reasonable judgment, has a materially adverse effect on Ford or us or any of our or Ford’s subsidiaries or affiliates, or we shall have become aware of any fact that, in our reasonable judgment, will have a material adverse effect on the value of the shares;

(c) legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially adversely affect us or any of our affiliates;

(d) there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by any person unrelated to Tracinda or by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares, (iii) seeks to impose limitations on our ability (or the ability of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to the Ford stockholders, (iv) might result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer or the value of the shares to us, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of Ford or any of its subsidiaries or affiliates, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us, Ford or any of our or Ford’s subsidiaries or affiliates or the value of the shares;

(e) any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or Ford or any of our or Ford’s subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder, (ii) would prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other stockholder rights with respect to the shares purchased pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased shares to which owners of shares are entitled generally, or (iii) otherwise would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or Ford or any of our or Ford’s subsidiaries or affiliates;

(f) any tender or exchange offer for any shares of the capital stock of Ford shall have been made or publicly proposed to be made by another person, or shall have been publicly disclosed or we shall have learned that (i) any person, entity or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, more than five percent of any class or series of capital stock of Ford (including the shares), or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of any class or series of capital stock of Ford (including the shares) other than acquisitions for bona fide arbitrage purposes and other than acquisitions by any person, entity or group which has publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto on file with the SEC on or prior to May 8, 2008), (ii) any such person, entity or group which has publicly disclosed such ownership prior to such date shall have acquired or proposed to acquire more than one percent of any class or series of capital stock of Ford (including the shares) or shall have been granted any option or right to acquire more than one percent of any class or series of capital stock of Ford (including the shares), (iii) any new group shall have been formed which beneficially owns more than five percent of any class or series of capital stock of Ford (including the shares), (iv) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any shares or other business combination with or involving Ford or (v) any person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Ford or assets or securities of Ford;

(g) any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the Offer, Tracinda or Ford shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

(h) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated prior to the expiration of the Offer;

which, in our reasonable judgment, in any such case, and regardless of the circumstances (except as a result of any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by Ford) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties.

SECTION 13.    LEGAL MATTERS

Except as described in this Section 13, based on a review of publicly available filings Ford has made with the SEC and other publicly available information concerning Ford, we are not aware of any license or regulatory permit that appears to be material to the business of Ford that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of shares by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request Ford to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any shares tendered. Stockholders tendering in the Offer will not waive any rights that they may have under the federal securities laws. See Section 12 of this Offer to Purchase, “Conditions to the Offer.”

Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), the purchase of shares in the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by us of a Notification and Report Form with the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) with respect to the Offer, unless we receive a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from us concerning such Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by us with such request. The HSR Act authorizes only one extension of the waiting period pursuant to a request for additional information. Thereafter, such waiting period may be extended only by court order or with our consent. Expiration or termination of the applicable waiting periods under the HSR Act is a condition to our obligation to accept for payment and pay for shares tendered pursuant to the Offer. We filed a Notification and Report Form, pursuant to the HSR Act, with respect to the Offer on May 8, 2008. In the absence of a request for additional information or early termination of the waiting period, the applicable waiting period will expire on May 23, 2008.

SECTION 14.    FEES AND EXPENSES

We have retained D. F. King & Co., Inc. to act as the information agent and Mellon Investor Services LLC to serve as the depositary in connection with the Offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws. The information agent may contact Ford stockholders by mail, facsimile or personal interviews and may request banks, brokers, dealers, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners of the shares.

We will not pay any fees or commissions to any broker or dealer or other person, other than the depositary and the information agent, in connection with the solicitation of tenders of shares under the Offer. We will reimburse banks, brokers, dealers, trust companies and other nominees on their request for customary mailing and handling expenses they incur in forwarding material to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the information agent or the depositary for the purposes of the Offer.

SECTION 15.    DIVIDENDS AND DISTRIBUTIONS

If, on or after April 28, 2008 (the date of the initial announcement of our intention to make the Offer), Ford should (a) split, combine or otherwise change the shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding shares or other securities or (c) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 12 of this Offer to Purchase, “Conditions to the Offer,” we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

If after April 28, 2008, Ford should declare or pay any cash dividend or other distribution on the shares, or issue, with respect to the shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares purchased pursuant to the Offer to us or our nominees or transferees on the Ford’s stock transfer records, then, subject to the provisions of Section 12 of this Offer to Purchase, “Conditions to the Offer,” (i) the Offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

SECTION 16.    MISCELLANEOUS

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 of this Offer to Purchase, “Information Concerning Ford Motor Company.”

May 9, 2008	TRACINDA CORPORATION

Appendix A

The following table sets forth transactions in Ford shares by Tracinda during the past 60 days. All transactions were effected in the open market.

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/2/2008	3,828	6.1000
P	4/2/2008	173,793	6.1100
P	4/2/2008	222,379	6.1200
P	4/2/2008	300	6.1250
P	4/2/2008	349,700	6.1300
P	4/2/2008	136,803	6.1400
P	4/2/2008	240,191	6.1500
P	4/2/2008	6,200	6.1550
P	4/2/2008	134,865	6.1600
P	4/2/2008	217,890	6.1700
P	4/2/2008	827,347	6.1800
P	4/2/2008	100,000	6.1850
P	4/2/2008	238,160	6.1900
P	4/2/2008	81,700	6.2000
P	4/2/2008	34,000	6.2100
P	4/2/2008	17,500	6.2200
P	4/2/2008	12,600	6.2300
P	4/2/2008	7,800	6.2400
P	4/2/2008	40,844	6.2500
P	4/2/2008	4,100	6.2600
P	4/3/2008	55,100	6.0700
P	4/3/2008	113,970	6.0800
P	4/3/2008	69,903	6.0900
P	4/3/2008	42,100	6.1100
P	4/3/2008	19,200	6.1300
P	4/3/2008	5,700	6.1400
P	4/3/2008	6,200	6.1600
P	4/3/2008	2,000	6.1700
P	4/3/2008	1,000	6.1800
P	4/3/2008	20,200	6.1900
P	4/3/2008	26,900	6.2000
P	4/3/2008	6,300	6.2100
P	4/3/2008	2,900	6.2200
P	4/3/2008	18,126	6.2300
P	4/3/2008	47,787	6.2400
P	4/3/2008	400	6.2450
P	4/3/2008	76,500	6.2500
P	4/3/2008	1,400	6.2550
P	4/3/2008	116,000	6.2600
P	4/3/2008	100	6.2650
P	4/3/2008	184,201	6.2700
P	4/3/2008	194,713	6.2800
P	4/3/2008	149,000	6.2900
P	4/3/2008	200	6.2950
P	4/3/2008	265,000	6.3000

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/3/2008	226,571	6.3100
P	4/3/2008	20,100	6.3200
P	4/3/2008	12,400	6.3300
P	4/3/2008	12,800	6.3400
P	4/3/2008	16,400	6.3500
P	4/3/2008	29,000	6.3600
P	4/3/2008	200	6.3650
P	4/3/2008	178,293	6.3700
P	4/3/2008	2,400	6.3750
P	4/3/2008	183,489	6.3800
P	4/3/2008	209,007	6.3894
P	4/3/2008	174,703	6.3900
P	4/3/2008	184,458	6.4000
P	4/3/2008	135,232	6.4100
P	4/3/2008	100	6.4175
P	4/3/2008	451,592	6.4200
P	4/3/2008	5,468	6.4250
P	4/3/2008	426,605	6.4300
P	4/3/2008	11,500	6.4350
P	4/3/2008	324,682	6.4400
P	4/3/2008	70,100	6.4500
P	4/4/2008	13,066	6.2100
P	4/4/2008	38,200	6.2200
P	4/4/2008	2,800	6.2250
P	4/4/2008	46,034	6.2300
P	4/4/2008	45,100	6.2400
P	4/4/2008	58,900	6.2500
P	4/4/2008	165,850	6.2600
P	4/4/2008	100	6.2675
P	4/4/2008	269,202	6.2700
P	4/4/2008	307,958	6.2800
P	4/4/2008	3,600	6.2850
P	4/4/2008	125,800	6.2900
P	4/4/2008	252,655	6.3000
P	4/4/2008	300	6.3050
P	4/4/2008	7,600	6.3075
P	4/4/2008	104,800	6.3100
P	4/4/2008	2,404	6.3150
P	4/4/2008	108,200	6.3200
P	4/4/2008	80,499	6.3300
P	4/4/2008	101,585	6.3400
P	4/4/2008	138,489	6.3500
P	4/4/2008	2,100	6.3550
P	4/4/2008	183,806	6.3600
P	4/4/2008	1,900	6.3650
P	4/4/2008	229,581	6.3700
P	4/4/2008	5,300	6.3750
P	4/4/2008	144,522	6.3800
P	4/4/2008	223,024	6.3900
P	4/4/2008	38,300	6.4000

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/4/2008	100	6.4050
P	4/4/2008	71,803	6.4100
P	4/4/2008	8,700	6.4150
P	4/4/2008	229,963	6.4200
P	4/4/2008	22,400	6.4250
P	4/4/2008	182,703	6.4300
P	4/4/2008	6,400	6.4350
P	4/4/2008	231,697	6.4400
P	4/4/2008	8,884	6.4450
P	4/4/2008	426,865	6.4500
P	4/4/2008	3,500	6.4550
P	4/4/2008	596,104	6.4600
P	4/4/2008	1,900	6.4650
P	4/4/2008	737,495	6.4700
P	4/4/2008	18,507	6.4750
P	4/4/2008	570,426	6.4800
P	4/4/2008	9,961	6.4850
P	4/4/2008	203,039	6.4900
P	4/4/2008	2,406	6.4950
P	4/4/2008	181,240	6.5000
P	4/4/2008	1,600	6.5050
P	4/4/2008	210,232	6.5100
P	4/4/2008	72,400	6.5200
P	4/7/2008	17,800	6.6100
P	4/7/2008	53,100	6.6200
P	4/7/2008	33,993	6.6300
P	4/7/2008	120,417	6.6400
P	4/7/2008	246,083	6.6500
P	4/7/2008	416,200	6.6600
P	4/7/2008	213,968	6.6700
P	4/7/2008	46,500	6.6800
P	4/7/2008	100	6.6875
P	4/7/2008	200,429	6.6900
P	4/7/2008	117,100	6.7000
P	4/7/2008	500	6.7050
P	4/7/2008	224,702	6.7100
P	4/7/2008	700	6.7150
P	4/7/2008	497,842	6.7200
P	4/7/2008	849,816	6.7300
P	4/7/2008	713,918	6.7400
P	4/7/2008	100	6.7450
P	4/7/2008	373,927	6.7500
P	4/7/2008	100	6.7550
P	4/7/2008	232,403	6.7600
P	4/7/2008	799,366	6.7700
P	4/7/2008	342,806	6.7800
P	4/7/2008	376,000	6.7900
P	4/7/2008	100	6.7975
P	4/7/2008	869,200	6.8000
P	4/7/2008	101,100	6.8050

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/7/2008	12,700	6.8075
P	4/7/2008	149,700	6.8100
P	4/7/2008	100	6.8150
P	4/7/2008	249,273	6.8200
P	4/7/2008	30,800	6.8300
P	4/7/2008	200	6.8350
P	4/7/2008	60,100	6.8400
P	4/7/2008	68,400	6.8500
P	4/7/2008	45,600	6.8600
P	4/7/2008	7,800	6.8700
P	4/8/2008	100	6.6700
P	4/8/2008	26,006	6.6800
P	4/8/2008	5,800	6.6900
P	4/8/2008	42,501	6.7000
P	4/8/2008	500	6.7050
P	4/8/2008	35,300	6.7100
P	4/8/2008	7,500	6.7200
P	4/8/2008	22,800	6.7300
P	4/8/2008	31,500	6.7400
P	4/8/2008	2,800	6.7500
P	4/8/2008	6,500	6.7900
P	4/8/2008	109,566	6.8000
P	4/8/2008	25,000	6.8050
P	4/8/2008	38,000	6.8075
P	4/8/2008	178,377	6.8099
P	4/8/2008	393,863	6.8100
P	4/8/2008	5,300	6.8150
P	4/8/2008	38,800	6.8175
P	4/8/2008	181,971	6.8200
P	4/8/2008	2,300	6.8250
P	4/8/2008	13,400	6.8275
P	4/8/2008	130,800	6.8300
P	4/8/2008	2,200	6.8350
P	4/8/2008	17,100	6.8375
P	4/8/2008	122,300	6.8400
P	4/8/2008	1,200	6.8450
P	4/8/2008	4,000	6.8475
P	4/8/2008	168,200	6.8500
P	4/8/2008	100	6.8575
P	4/8/2008	162,835	6.8600
P	4/8/2008	384,541	6.8700
P	4/8/2008	238,705	6.8800
P	4/8/2008	1,200	6.8850
P	4/8/2008	929,837	6.8900
P	4/8/2008	1,250,780	6.9000
P	4/8/2008	715,621	6.9100
P	4/8/2008	449,077	6.9200
P	4/8/2008	100	6.9250
P	4/8/2008	1,617,561	6.9300
P	4/8/2008	1,400	6.9375

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/8/2008	358,020	6.9400
P	4/8/2008	1,800	6.9475
P	4/8/2008	609,865	6.9500
P	4/8/2008	94,476	6.9600
P	4/8/2008	83,700	6.9700
P	4/8/2008	40,647	6.9800
P	4/9/2008	55,600	6.6500
P	4/9/2008	25,000	6.6501
P	4/9/2008	45,878	6.6600
P	4/9/2008	99,900	6.6700
P	4/9/2008	64,900	6.6800
P	4/9/2008	61,800	6.6900
P	4/9/2008	100,000	6.6915
P	4/9/2008	100,000	6.6950
P	4/9/2008	51,500	6.6978
P	4/9/2008	99,031	6.7000
P	4/9/2008	80,600	6.7100
P	4/9/2008	100,000	6.7150
P	4/9/2008	294,571	6.7200
P	4/9/2008	100,000	6.7275
P	4/9/2008	45,800	6.7300
P	4/9/2008	100,000	6.7375
P	4/9/2008	98,022	6.7400
P	4/9/2008	100,000	6.7475
P	4/9/2008	25,000	6.7494
P	4/9/2008	25,000	6.7497
P	4/9/2008	50,000	6.7499
P	4/9/2008	190,730	6.7500
P	4/9/2008	100,000	6.7550
P	4/9/2008	112,301	6.7599
P	4/9/2008	344,111	6.7600
P	4/9/2008	50,049	6.7608
P	4/9/2008	49,951	6.7623
P	4/9/2008	50,812	6.7627
P	4/9/2008	3,100	6.7697
P	4/9/2008	134,200	6.7700
P	4/9/2008	100,000	6.7750
P	4/9/2008	194,393	6.7800
P	4/9/2008	6,700	6.7850
P	4/9/2008	15,777	6.7863
P	4/9/2008	153,931	6.7900
P	4/9/2008	50,000	6.7908
P	4/9/2008	25,000	6.7998
P	4/9/2008	49,500	6.8000
P	4/9/2008	2,600	6.8050
P	4/9/2008	24,500	6.8096
P	4/9/2008	50,500	6.8098
P	4/9/2008	143,800	6.8100
P	4/9/2008	3,200	6.8150
P	4/9/2008	50,000	6.8184

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/9/2008	60,500	6.8200
P	4/9/2008	25,000	6.8231
P	4/9/2008	6,300	6.8250
P	4/9/2008	51,635	6.8294
P	4/9/2008	192,741	6.8300
P	4/9/2008	50,000	6.8327
P	4/9/2008	100,000	6.8337
P	4/9/2008	50,000	6.8350
P	4/9/2008	100,000	6.8367
P	4/9/2008	118,400	6.8400
P	4/9/2008	50,000	6.8499
P	4/9/2008	112,500	6.8500
P	4/9/2008	50,600	6.8550
P	4/9/2008	31,900	6.8600
P	4/9/2008	100,655	6.8699
P	4/9/2008	52,645	6.8700
P	4/9/2008	82,500	6.8800
P	4/9/2008	50,000	6.8892
P	4/9/2008	23,900	6.8900
P	4/9/2008	12,900	6.9000
P	4/9/2008	50,000	6.9100
P	4/9/2008	68,100	6.9200
P	4/9/2008	59,100	6.9300
P	4/9/2008	100,000	6.9339
P	4/9/2008	27,400	6.9400
P	4/9/2008	200,000	6.9403
P	4/9/2008	50,000	6.9483
P	4/9/2008	85,800	6.9499
P	4/9/2008	47,900	6.9500
P	4/9/2008	50,000	6.9523
P	4/9/2008	52,000	6.9600
P	4/9/2008	25,000	6.9657
P	4/9/2008	1,200	6.9675
P	4/9/2008	194,900	6.9700
P	4/9/2008	75,000	6.9701
P	4/9/2008	300	6.9750
P	4/9/2008	145,000	6.9800
P	4/9/2008	500	6.9850
P	4/9/2008	100	6.9875
P	4/9/2008	42,700	6.9900
P	4/10/2008	800	6.6100
P	4/10/2008	21,992	6.6103
P	4/10/2008	2,600	6.6150
P	4/10/2008	92,000	6.6200
P	4/10/2008	6,100	6.6300
P	4/10/2008	400	6.6370
P	4/10/2008	21,600	6.6400
P	4/10/2008	51,500	6.6500
P	4/10/2008	34,397	6.6700
P	4/10/2008	15,600	6.6750

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/10/2008	152,400	6.6797
P	4/10/2008	81,000	6.6800
P	4/10/2008	122,603	6.6900
P	4/10/2008	28,400	6.7000
P	4/10/2008	2,800	6.7100
P	4/10/2008	80,225	6.7200
P	4/10/2008	200,000	6.7250
P	4/10/2008	6,200	6.7275
P	4/10/2008	118,503	6.7297
P	4/10/2008	520,400	6.7300
P	4/10/2008	18,900	6.7399
P	4/10/2008	584,499	6.7400
P	4/10/2008	399,050	6.7500
P	4/10/2008	100,000	6.7550
P	4/10/2008	2,900	6.7575
P	4/10/2008	53,800	6.7593
P	4/10/2008	412,063	6.7600
P	4/10/2008	4,700	6.7650
P	4/10/2008	7,400	6.7675
P	4/10/2008	284,936	6.7700
P	4/10/2008	7,380	6.7750
P	4/10/2008	10,400	6.7775
P	4/10/2008	312,632	6.7800
P	4/10/2008	3,900	6.7875
P	4/10/2008	181,088	6.7900
P	4/10/2008	198,900	6.8000
P	4/10/2008	10,800	6.8075
P	4/10/2008	88,000	6.8100
P	4/11/2008	34,614	6.5900
P	4/11/2008	19,703	6.6000
P	4/11/2008	6,100	6.6100
P	4/11/2008	1,100	6.6200
P	4/11/2008	22,600	6.6244
P	4/11/2008	131,300	6.6300
P	4/11/2008	13,087	6.6328
P	4/11/2008	31,500	6.6400
P	4/11/2008	36,857	6.6500
P	4/11/2008	112,853	6.6584
P	4/11/2008	643,236	6.6600
P	4/11/2008	403,000	6.6650
P	4/11/2008	158,479	6.6692
P	4/11/2008	114,695	6.6695
P	4/11/2008	930,602	6.6700
P	4/11/2008	139,003	6.6734
P	4/11/2008	600,500	6.6750
P	4/11/2008	207,844	6.6777
P	4/11/2008	284,283	6.6781
P	4/11/2008	796,469	6.6800
P	4/11/2008	208,200	6.6850
P	4/11/2008	93,965	6.6888

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/11/2008	37,400	6.6890
P	4/11/2008	110,053	6.6896
P	4/11/2008	596,593	6.6900
P	4/11/2008	34,700	6.6928
P	4/11/2008	400	6.6950
P	4/11/2008	367,476	6.7000
P	4/11/2008	100,000	6.7050
P	4/11/2008	525,725	6.7100
P	4/11/2008	75,000	6.7133
P	4/11/2008	103,300	6.7150
P	4/11/2008	60,538	6.7175
P	4/11/2008	498,296	6.7200
P	4/11/2008	100,000	6.7250
P	4/11/2008	489,016	6.7300
P	4/11/2008	269,300	6.7400
P	4/11/2008	49,600	6.7500
P	4/11/2008	42,000	6.7600
P	4/11/2008	10,800	6.7700
P	4/11/2008	3,900	6.7800
P	4/14/2008	300	6.7300
P	4/14/2008	100	6.7350
P	4/14/2008	7,500	6.7400
P	4/14/2008	79,318	6.7500
P	4/14/2008	300,200	6.7550
P	4/14/2008	245,757	6.7600
P	4/14/2008	226,800	6.7650
P	4/14/2008	2,300	6.7675
P	4/14/2008	1,372,098	6.7700
P	4/14/2008	950,700	6.7750
P	4/14/2008	18,700	6.7775
P	4/14/2008	269,698	6.7794
P	4/14/2008	2,829,899	6.7800
P	4/14/2008	400,800	6.7850
P	4/14/2008	1,257,562	6.7900
P	4/14/2008	700,000	6.7950
P	4/14/2008	1,192,493	6.8000
P	4/14/2008	103,875	6.8100
P	4/14/2008	25,900	6.8200
P	4/14/2008	16,000	6.8300
P	4/15/2008	1,200	6.6700
P	4/15/2008	100	6.6770
P	4/15/2008	272,914	6.6800
P	4/15/2008	500	6.6850
P	4/15/2008	403,301	6.6900
P	4/15/2008	68,101	6.6926
P	4/15/2008	140,555	6.6972
P	4/15/2008	1,093,325	6.7000
P	4/15/2008	823,200	6.7050
P	4/15/2008	1,300	6.7075
P	4/15/2008	744,757	6.7100

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/15/2008	24,100	6.7150
P	4/15/2008	259,341	6.7200
P	4/15/2008	17,064	6.7300
P	4/15/2008	598,942	6.7400
P	4/15/2008	103,400	6.7450
P	4/15/2008	317,800	6.7500
P	4/15/2008	600	6.7550
P	4/15/2008	1,100	6.7591
P	4/15/2008	56,000	6.7600
P	4/15/2008	10,491	6.7700
P	4/15/2008	600	6.7750
P	4/15/2008	45,600	6.7800
P	4/15/2008	71,009	6.7900
P	4/15/2008	174,900	6.8000
P	4/15/2008	400	6.8050
P	4/15/2008	91,600	6.8100
P	4/15/2008	100,100	6.8150
P	4/15/2008	558,400	6.8200
P	4/15/2008	150,228	6.8300
P	4/15/2008	126,104	6.8400
P	4/15/2008	316,175	6.8500
P	4/15/2008	56,486	6.8600
P	4/15/2008	148,989	6.8643
P	4/15/2008	8,100	6.8700
P	4/15/2008	100,000	6.8750
P	4/15/2008	600	6.8770
P	4/15/2008	421,649	6.8800
P	4/15/2008	83,499	6.8802
P	4/15/2008	130,698	6.8804
P	4/15/2008	22,366	6.8900
P	4/15/2008	377,575	6.9000
P	4/15/2008	76,831	6.9100
P	4/16/2008	42,900	6.9700
P	4/16/2008	14,800	6.9800
P	4/16/2008	40,600	6.9900
P	4/16/2008	1,100	6.9975
P	4/16/2008	183,740	7.0000
P	4/16/2008	100	7.0050
P	4/16/2008	200	7.0075
P	4/16/2008	131,241	7.0100
P	4/16/2008	94,627	7.0200
P	4/16/2008	300	7.0250
P	4/16/2008	1,100	7.0275
P	4/16/2008	95,025	7.0300
P	4/16/2008	13,600	7.0400
P	4/16/2008	300	7.0450
P	4/16/2008	92,600	7.0500
P	4/16/2008	433,903	7.0600
P	4/16/2008	100,100	7.0650
P	4/16/2008	400,300	7.0700

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/16/2008	13,100	7.0750
P	4/16/2008	3,000	7.0775
P	4/16/2008	1,110,025	7.0800
P	4/16/2008	400	7.0850
P	4/16/2008	18,300	7.0875
P	4/16/2008	379,495	7.0900
P	4/16/2008	800	7.0938
P	4/16/2008	8,900	7.0950
P	4/16/2008	32,100	7.0975
P	4/16/2008	1,097,259	7.1000
P	4/16/2008	1,500	7.1075
P	4/16/2008	201,581	7.1100
P	4/16/2008	600	7.1150
P	4/16/2008	69,200	7.1200
P	4/16/2008	28,400	7.1300
P	4/16/2008	152,006	7.1400
P	4/16/2008	19,100	7.1475
P	4/16/2008	497,926	7.1500
P	4/16/2008	37,494	7.1600
P	4/16/2008	3,500	7.1700
P	4/16/2008	18,300	7.1750
P	4/16/2008	1,027,860	7.1800
P	4/16/2008	2,400	7.1875
P	4/16/2008	223,288	7.1893
P	4/16/2008	269,394	7.1900
P	4/16/2008	132,536	7.2000
P	4/16/2008	5,000	7.2100
P	4/17/2008	500	7.0800
P	4/17/2008	15,600	7.0900
P	4/17/2008	39,600	7.1000
P	4/17/2008	286,491	7.1100
P	4/17/2008	262,500	7.1200
P	4/17/2008	17,700	7.1300
P	4/17/2008	100	7.1375
P	4/17/2008	23,000	7.1400
P	4/17/2008	51,400	7.1500
P	4/17/2008	55,900	7.1600
P	4/17/2008	23,300	7.1700
P	4/17/2008	14,600	7.1750
P	4/17/2008	3,000	7.1775
P	4/17/2008	92,400	7.1800
P	4/17/2008	600,800	7.1850
P	4/17/2008	2,100	7.1875
P	4/17/2008	352,100	7.1900
P	4/17/2008	117,200	7.1950
P	4/17/2008	25,600	7.1975
P	4/17/2008	686,585	7.2000
P	4/17/2008	301,700	7.2050
P	4/17/2008	1,700	7.2075
P	4/17/2008	871,324	7.2100

Purchase (P)/ Sale (S)	Date	No. of Shares	Price per share
P	4/17/2008	2,900	7.2175
P	4/17/2008	142,900	7.2200
P	4/17/2008	9,000	7.2300
P	4/17/2008	300,000	7.2350
P	4/17/2008	482,303	7.2399
P	4/17/2008	186,196	7.2400
P	4/17/2008	251,900	7.2450
P	4/17/2008	8,900	7.2475
P	4/17/2008	529,215	7.2500
P	4/17/2008	900	7.2550
P	4/17/2008	274,103	7.2600
P	4/17/2008	101,200	7.2650
P	4/17/2008	25,000	7.2700
P	4/17/2008	100,000	7.2750
P	4/17/2008	1,000,000	7.2758
P	4/17/2008	641,721	7.2800
P	4/17/2008	98,562	7.2900
P	4/18/2008	583,637	7.3700
P	4/18/2008	129,576	7.3800
P	4/18/2008	13,200	7.3900
P	4/18/2008	337,158	7.3939
P	4/18/2008	100,600	7.3950
P	4/18/2008	616,139	7.3986
P	4/18/2008	5,332,475	7.4000
P	4/18/2008	100,000	7.4050
P	4/18/2008	115,570	7.4096
P	4/18/2008	959,137	7.4100
P	4/18/2008	495,431	7.4139
P	4/18/2008	257,653	7.4149
P	4/18/2008	15,800	7.4150
P	4/18/2008	724,184	7.4175
P	4/18/2008	2,309,600	7.4200
P	4/18/2008	400,000	7.4250
P	4/18/2008	1,558,269	7.4300
P	4/18/2008	700,000	7.4350
P	4/18/2008	1,615,348	7.4400
P	4/18/2008	400	7.4475
P	4/18/2008	513,806	7.4500
P	4/18/2008	9,000	7.4575
P	4/18/2008	92,817	7.4600
P	4/18/2008	20,200	7.4700
P	4/21/2008	195,406	7.5200
P	4/21/2008	206,139	7.5300
P	4/21/2008	149,331	7.5400
P	4/21/2008	126,626	7.5500
P	4/21/2008	68,100	7.5600
P	4/21/2008	5,700	7.5675
P	4/21/2008	18,100	7.5700
P	4/21/2008	79,603	7.5775
P	4/21/2008	744,215	7.5800

Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Ford or his or her bank, broker, dealer, trust company or other nominee to the depositary as follows:

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC Attn: Corporate Action Department 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Corporate Action Department 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect: (212) 269-5550

All Others Please, Call Toll Free: (800) 859-8511